EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Pricing

for Offering of $250 Million of its 3.00% Convertible Senior Notes due in 2018

and for Offering of $350 Million of its 3.75% Convertible Senior Notes due in 2020

New York, New York, December 5, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it priced its previously announced separate underwritten public offerings of (i) $250.0 million of its 3.00% Convertible Senior Notes due in 2018 (“2018 Notes”) pursuant to a reopening of its existing series of such notes and (ii) $350.0 million of its Convertible Senior Notes due in 2020 (“2020 Notes”). ARCP granted the underwriters separate 30-day options to purchase up to (i) $37.5 million of additional 2018 Notes and (ii) $52.5 million of additional 2020 Notes, solely to cover over-allotments, if any.

The 2018 Notes will pay interest semi-annually at a rate of 3.00% per annum and will mature on August 1, 2018. The holders may elect to convert the 2018 Notes into cash, ARCP’s common stock or a combination thereof, at ARCP’s option, in limited circumstances prior to February 1, 2018 and may convert the 2018 Notes at any time into such consideration on or after February 1, 2018. The initial conversion rate will be 59.8050 shares of ARCP’s common stock per $1,000 principal amount of 2018 Notes (equivalent to an initial conversion price of approximately $16.72 per share of ARCP’s common stock, which represents a 27.0% premium to yesterday’s closing price of ARCP’s common stock), subject to adjustment in certain circumstances.

The 2020 Notes will pay interest semi-annually at a rate of 3.75% per annum and will mature on December 15, 2020. The holders may elect to convert the 2020 Notes into cash, ARCP’s common stock or a combination thereof, at ARCP’s option, in limited circumstances prior to June 15, 2020 and may convert the 2020 Notes at any time into such consideration on or after June 15, 2020. The initial conversion rate will be 66.0262 shares of ARCP’s common stock per $1,000 principal amount of 2020 Notes (equivalent to an initial conversion price of approximately $15.15 per share of ARCP’s common stock, which represents a 15.0% premium to yesterday’s closing price of ARCP’s common stock), subject to adjustment in certain circumstances.

ARCP intends to use the net proceeds of the offering (a) to repay outstanding indebtedness under its existing senior secured credit facility (which will increase the availability of funds under such credit facility) and (b) for other general corporate purposes.

The settlement of the reopening of the 2018 Notes and the offering of the 2020 Notes is expected to occur on or about December 10, 2013, subject to satisfaction of customary market and other closing conditions.

Barclays, Citigroup, Credit Suisse, Morgan Stanley and Wells Fargo Securities are acting as joint bookrunners for this offering. Capital One Securities and JMP Securities are acting as co-managers for this offering.

The 2018 Notes and the 2020 Notes will be issued pursuant to an effective registration statement previously filed with the Securities and Exchange Commission on Form S-3 and available for review on the Securities and Exchange Commission's website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of the securities will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement and other related documents. Copies of the applicable prospectus supplement and the accompanying base prospectus related to the 2018 Notes and the 2020 Notes may be obtained, once filed, from either Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (888) 603-5847, or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1+ (800) 831-9146.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend, ” among others, indicate a forward-looking statement, although not all forward-looking statements include these words. For a further description of the risks and uncertainties that could cause ARCP's actual results to materially differ from those set forth herein, please see ARCP's filings with the Securities and Exchange Commission, including the “Risk Factors” section of its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARCP undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)